Exhibit 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No's 333-123973, 333-131634, 333-138822 and 333-144674) and Form S-8 (File No. 333-120273) of Lumera Corporation of our report dated March 14, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 13, as to which is dated September 5, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

Seattle, Washington

September 5, 2008